Exhibit 99.1

FOR IMMEDIATE RELEASE

Business Development Corporation of America Announces Receipt of
Investment Grade Rating of BBB+ from Egan-Jones Ratings Co.

New York, New York, October 14, 2015 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced today that Egan-Jones Ratings Co. (“Egan-Jones”) has initiated coverage on the Company with an investment grade rating of BBB+ on BDCA’s outstanding $100 million aggregate principal amount of 6.00% senior unsecured notes due September 2020 (the “Notes”). Kroll Bond Rating Agency (“KBRA”) recently affirmed its investment grade rating of BBB with stable outlook on BDCA and the Notes on September 25, 2015.

Peter M. Budko, Chairman and Chief Executive Officer of BDCA, commented, “We are extremely pleased to have received an investment grade rating of BBB+ from Egan-Jones following the receipt of an investment grade rating of BBB from KBRA. This additional investment grade rating provides further confirmation of the credit quality of BDCA’s portfolio, its management team and our conservative approach.”

Robert K. Grunewald, President, Chief Operating Officer, and Chief Investment Officer of BDCA, added, “With the receipt of an additional investment grade rating from Egan-Jones, we will have greater ability to enhance BDCA’s capital structure for the benefit of its investors.”

About BDCA

BDCA is a non-traded business development company that invests in both the debt and equity of private middle market companies. BDCA is closed to new investments. This press release is not an offer to sell these securities and is not soliciting an offer to buy any securities.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Contacts

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Andrew G. Backman Managing Director Investor & Public Relations abackman@rcscapital.com Ph: (212-415-6500)	Nicholas Radesca, CFO, Treasurer & Secretary Business Development Corporation of America nradesca@arlcap.com Ph: (212-415-6500)